SECOND MODIFICATION AGREEMENT
This Second Modification Agreement ("Agreement") is made as of September 19, 2013, by and among KENNEDY-WILSON, INC., a Delaware corporation ("Borrower"), U.S. BANK NATIONAL ASSOCIATION, a national banking association, as administrative agent, lead arranger and book manager ("Agent") under the Loan Agreement described below, U.S. BANK NATIONAL ASSOCIATION, a national banking association, as a Lender ("U.S. Bank National Association"), EAST-WEST BANK, a California banking corporation ("East-West Bank"), and THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND ("Bank of Ireland"). As used in this Agreement, U.S. Bank National Association and East-West Bank, and any bank that becomes a party to the Loan Agreement in the future, shall collectively be referred to herein as "Lenders". As of the Effective Date (as defined below), Bank of Ireland shall be a Lender.
Factual Background
(1)    Under a Revolving Loan Agreement dated July 22, 2010 (as amended by the First Modification Agreement (as defined below), the "Loan Agreement"), Lenders agreed to make an unsecured revolving loan of up to $75,000,000 to Borrower (the "Loan"), subject to the terms and conditions specified therein. Borrower, Agent, U.S. Bank National Association and East-West Bank previously executed that certain Modification Agreement dated as of June 29, 2012 (the "First Modification Agreement"), pursuant to which the parties thereto agreed to modify the terms of the Loan to, among other things, extend the term of the Loan to June 30, 2015, modify the interest rate payable under the Loan, and make additional Loan proceeds available under the Loan (so that the total available principal amount of the Loan is currently $100,000,000), as more fully set forth therein.
(1)    Borrower's obligations under the Loan are evidenced by (i) a Promissory Note (Facility A) dated July 22, 2010 made payable to U.S. Bank National Association in the stated principal amount of Forty-Eight Million Seven Hundred Fifty Thousand Dollars ($48,750,000), (ii) a Promissory Note (Facility B) dated July 22, 2010 made payable to U.S. Bank National Association in the stated principal amount of Sixteen Million Two Hundred Fifty Thousand Dollars ($16,250,000), (iii) a Promissory Note (Facility A) dated July 22, 2010 made payable to East-West Bank in the stated principal amount of Twenty-Six Million Two Hundred Fifty Thousand Dollars ($26,250,000), and (iv) a Promissory Note (Facility B) dated July 22, 2010 made payable to East-West Bank in the stated principal amount of Eight Million Seven Hundred Fifty Dollars ($8,750,000) (collectively, as amended by the First Modification Agreement, the "Existing Notes").
(1)    As of September 17, 2013, (i) the principal balance outstanding under Facility A is $0, and $75,000,000 in Loan funds under Facility A are available for disbursement, and (ii) the principal balance outstanding under Facility B is $0, and $25,000,000 in Loan funds under Facility B are available for disbursement.
(1)    In connection with the Loan, Kennedy-Wilson Holdings, Inc., a Delaware corporation ("Initial Guarantor"), executed in favor of Agent and Lenders that certain Repayment

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Guaranty dated as of July 22, 2010 (as amended by the First Modification Agreement, the "Initial Repayment Guaranty").
(1)    Subject to the terms and conditions of this Agreement, Borrower, Agent and Lenders have agreed to modify the terms of the Loan to, among other things, extend the term of the Loan and make additional Loan proceeds available under the Loan (so that the total available principal amount of the Loan shall be $140,000,000), as more fully set forth herein. Additionally, pursuant to that certain Assumption Agreement dated as of even date herewith executed by and among Borrower, Agent, Initial Guarantor, Bank of Ireland, U.S. Bank National Association and East-West Bank (the "Assumption Agreement"), Bank of Ireland shall be added as a Lender, and Bank of Ireland's commitments for Facility A and Facility B, and its Commitment Percentage in each, are set forth on Exhibit E attached hereto (as more fully described below).
(1)    As used in this Agreement, the term "Loan Documents" means the Loan Agreement, the Notes (as defined below), the Initial Repayment Guaranty, the First Modification Agreement, the Assumption Agreement and the other "Loan Documents" described in the Loan Agreement, all as amended or modified hereby. This Agreement shall also constitute a Loan Document. Capitalized terms used herein without definition have the meanings ascribed to them in the Loan Agreement, as modified by this Agreement.
Agreement
Therefore, Borrower, Agent and Lenders agree as follows:
1.Recitals. The recitals set forth above in the Factual Background are true, accurate and correct, and such recitals hereby are incorporated herein as an agreement of Borrower, Agent and Lenders.
2.    Reaffirmation of Obligations. Borrower reaffirms all of its Obligations under the Loan Documents, and Borrower acknowledges that it has no claims, offsets or defenses with respect to the payment of sums due under the Existing Notes or any other Loan Document. Without limiting the foregoing, Borrower (a) reaffirms Agent's right, following the occurrence of any Event of Default, subject to the terms and conditions of Section 1.14 of the Loan Agreement, to apply any and all payments made by Borrower or otherwise received by Agent or Lenders with respect to the Loan to the obligations owing by Borrower under the Loan Documents in such order and manner deemed appropriate by Agent in its sole discretion (subject only, as between Agent and Lenders, to the provisions of Section 9.5(b) of the Loan Agreement, as amended hereby), and (b) expressly waives all of its rights under applicable law or otherwise to direct Agent as to such application or to designate the portion of the obligations to be satisfied.
3.    Increased Availability. The Loan Documents are hereby amended as follows:
(a)    On the Effective Date, pursuant to the Assumption Agreement, Bank of Ireland shall be a Lender.

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(b)    On the Effective Date, Lenders shall make available to or for the benefit of Borrower additional sums so that the total principal amount available to be borrowed by Borrower under the Loan Agreement and the Notes (as defined below) shall be $140,000,000, of which $105,000,000 shall constitute the new Facility A Committed Amount, and of which $35,000,000 shall constitute the new Facility B Committed Amount (such additional sums being referred to herein as the "Additional Advance"). As used herein and in the other Loan Documents going forward, the term "Loan" shall be deemed to include the Additional Advance. U.S. Bank National Association, East-West Bank and Bank of Ireland agree that they shall each make available such portion of the Additional Advance to be made hereunder in an amount such that following the making of such Additional Advance, (i) U.S. Bank National Association shall have a commitment for Facility A of $56,250,000 and a commitment for Facility B of $18,750,000, and its Commitment Percentages shall be as set forth on Exhibit E to the Loan Agreement (as amended hereby), (ii) East-Bank shall have a commitment for Facility A of $30,000,000 and a commitment for Facility B of $10,000,000, and its Commitment Percentages shall be as set forth on Exhibit E to the Loan Agreement (as amended hereby), and (iii) Bank of Ireland shall have a commitment for Facility A of $18,750,000 and a commitment for Facility B of $6,250,000, and its Commitment Percentages shall be as set forth on Exhibit E to the Loan Agreement (as amended hereby). On the Effective Date, the Exhibit E attached to this Agreement shall be deemed substituted in place of the Exhibit E attached to the Loan Agreement.
(c)    To evidence Borrower's obligation to repay all amounts outstanding to Bank of Ireland under Bank of Ireland's commitment for Facility A, Borrower shall execute and deliver to Bank of Ireland, on or prior to the Effective Date, that certain Promissory Note (Facility A) dated as of even date herewith made payable to Bank of Ireland in the stated principal amount of Eighteen Million Seven Hundred Fifty Thousand Dollars ($18,750,000) (the "Bank of Ireland Facility A Note"). To evidence Borrower's obligation to repay all amounts outstanding to Bank of Ireland under Bank of Ireland's commitment for Facility B, Borrower shall execute and deliver to Bank of Ireland, on or prior to the Effective Date, that certain Promissory Note (Facility B) dated as of even date herewith made payable to Bank of Ireland in the stated principal amount of Six Million Two Hundred Fifty Thousand Dollars ($6,250,000) (the "Bank of Ireland Facility B Note"). Upon the Effective Date, any reference(s) to the "Note" or "Notes" in the Loan Agreement or any other Loan Document shall be deemed to include the Bank of Ireland Facility A Note and the Bank of Ireland Facility B Note. The Existing Notes, the Bank of Ireland Facility A Note and the Bank of Ireland Facility B Note shall collectively be referred to in this Agreement as the "Notes."
(d)    Each reference in the Loan Documents to "Seventy Five Million Dollars" and "$75,000,000" is hereby deleted in its entirety and replaced with "One Hundred Five Million Dollars" and "$105,000,000", respectively. Each reference in the Loan Documents to "Twenty Five Million Dollars" and "$25,000,000" is hereby deleted in its entirety and replaced with "Thirty Five Million Dollars" and "$35,000,000", respectively. Each reference in the Loan Documents to "One Hundred Million Dollars" and "$100,000,000" is hereby deleted in its entirety and replaced with "One Hundred Forty Million Dollars" and "$140,000,000", respectively. Each reference in the Loan Documents to " Forty-Eight Million Seven Hundred Fifty Thousand Dollars" and "$48,750,000" is hereby deleted in its entirety and replaced with "Fifty-Six Million Two Hundred Fifty Thousand Dollars" and "$56,250,000", respectively. Each reference in the Loan Documents to " Sixteen

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Million Two Hundred Fifty Thousand Dollars " and "$16,250,000" is hereby deleted in its entirety and replaced with "Eighteen Million Seven Hundred Fifty Thousand Dollars" and "$18,750,000", respectively. Each reference in the Loan Documents to " Twenty-Six Million Two Hundred Fifty Thousand Dollars" and "$26,250,000" is hereby deleted in its entirety and replaced with "Thirty Million Dollars" and "$30,000,000", respectively. Each reference in the Loan Documents to " Eight Million Seven Hundred Fifty Thousand Dollars" and "$8,750,000" is hereby deleted in its entirety and replaced with "Ten Million Dollars" and "$10,000,000", respectively.
4.    Maturity Date. The definition of "Maturity Date" contained in the "Definitions" section of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
"Maturity Date": October 1, 2016.
5.    Further Modifications to the Loan Agreement. The Loan Documents are hereby further amended as follows:
(a)    Financial Reporting and Financial Covenants.
(i)    The definitions of "EBITDAR" and “Minimum Rent Adjusted Fixed Charge Coverage Ratio” contained in the "Definitions" section of the Loan Agreement are hereby deleted in their entirety and replaced with the following:
"EBITDAR: Means, with respect to any Person, the net income of such Person (excluding extraordinary items), for the applicable period, plus all interest expense (including such Person's allocable share of any interest expense relating to any joint venture in which such Person is a member, partner or joint venturer), income tax expense (including foreign income tax expense), depreciation and amortization (including such Person's allocable share of any depreciation and amortization relating to any joint venture in which such Person is a member, partner or joint venturer) and corporate rental lease expense (which, for the avoidance of doubt, does not include rental lease expense related to any investment property) for the period."
"Minimum Rent Adjusted Fixed Charge Coverage Ratio: Means, with respect to any Person, as of the end of the most recently concluded calendar quarter, and/or as of any other date specified in this Agreement, as applicable, (i) EBITDAR for that portion of the calendar year then concluded, minus cash taxes (including foreign income taxes), cash dividends (both preferred and common), and maintenance capital expenditures, divided by (ii) interest expense (excluding such Person's allocable share of any interest expense relating to any joint venture in which such Person is a member, partner or joint venturer), plus any mandatory debt retirement plus corporate

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rental lease expense (which, for the avoidance of doubt, does not include rental lease expense related to any investment property)."
(ii)    The following definitions are hereby added to the "Definitions" section of the Loan Agreement in the appropriate alphabetical order:
"Borrower Parties: Means Borrower, Guarantor, and the Subsidiaries of the Borrower."
"Customary Recourse Exceptions: With respect to any debt, personal recourse that is limited to fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single purposes entity covenants, voluntary insolvency proceedings and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guaranty or indemnification agreements in non-recourse financings."
"Joint Venture and Joint Ventures: Means any Person in which Borrower owns an equity or economic interest."
"Non-Recourse Debt: For any Person, any debt of such Person where (i) such Person has no personal liability for the repayment of such debt (other than for Customary Recourse Exceptions), or (ii) the sole recourse of the applicable holder of such debt for non-payment is limited to such holder’s Liens, if any, on a particular asset or group of assets (other than for Customary Recourse Exceptions). For the avoidance of doubt, if any debt is partially guaranteed by Borrower, then the portion of such Indebtedness that is not so guaranteed shall still be Non-Recourse Debt if it otherwise satisfies the requirements in this definition."
"Non-Recourse Guaranties: Guaranties by Borrower of Customary Recourse Exceptions with respect to any Non-Recourse Debt of Borrower’s Subsidiaries, Affiliates or Joint Ventures."
(iii)    Section 5.2 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
"5.2    Financial Covenants.
"The Borrower Parties, on a consolidated basis, shall at all times maintain the following financial covenants:

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(a)    Minimum Rent Adjusted Fixed Charge Coverage Ratio. A Minimum Rent Adjusted Fixed Charge Coverage Ratio of not less than 1.50:1, measured on a four (4) quarter rolling average basis;
(b)    Minimum Liquidity. Unrestricted cash, cash equivalents and publically traded marketable securities in the aggregate amount of at least Forty Million Dollars ($40,000,000), tested quarterly;
(c)    Maximum Balance Sheet Leverage. Maximum Balance Sheet Leverage not greater than 1.50:1, measured at the end of each calendar quarter; and
(d)    Minimum Net Worth. As determined in accordance with GAAP, Effective Tangible Net Worth equal to or greater than Two Hundred Fifty Million Dollars ($250,000,000), measured at the end of each calendar quarter."
(iv)    The first paragraph of Section 5.3 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
"Deliver or cause to be delivered to Lenders: (a) as soon as available, but in any event within ninety (90) days after the end of each calendar year, consolidated financial statements including a balance sheet, income statement, and statement of cash flow of the Borrower Parties during such period, prepared and audited by a certified public accounting firm whose identity is approved in advance by Lenders; (b) as soon as available, but in any event within ninety (90) days after the end of each calendar quarter, consolidated financial statements of the Borrower Parties, prepared by Borrower or by a certified public accountant firm whose identity is approved in advance by Lenders; (c) as soon as available, but in any event within ninety (90) days following the commencement of each calendar year, an annual financial projection for such calendar year, including a balance sheet, income statement, and statement of cash flow of the Borrower Parties during such period, prepared by Borrower or by a certified public accounting firm whose identity is approved in advance by Lenders; and (d) such additional financial information as Lenders may reasonably request. Each of the items in subsections (a) through (d), inclusive, above shall be accompanied by a certificate, without any qualifications, by such accountants or by Borrower (as applicable to the each document) to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Lenders stating that such accountants do not have knowledge of the existence of any Event of Default or event that with notice and/or the passage of time would become an Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and statement of cash flow and, if prepared, such accountants' letter to management. In addition to the financial statements referred to

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above, Borrower agrees to deliver to Lenders, within the specified time periods, financial statements prepared on a consolidated basis so as to present the Borrower Parties on a consolidated basis. Each quarter, together with the financial statements provided pursuant to this Section 5.3, Borrower shall deliver to Lenders a Compliance Certificate signed by its chief financial officer to the effect that: (i) all financial statements delivered or caused to be delivered to Lenders hereunder have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present the financial condition of the Borrower Parties, (ii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), (iii) Borrower is in compliance at the end of such period with the applicable financial covenants contained in Section 5.2 (and demonstrating such compliance in reasonable detail), and (iv) on the date of delivery of such certificate to Lenders there does not exist any condition or event that constitutes an Event of Default, or with notice and/or the passage of time would constitute an Event of Default (or, in the case of clauses (i), (ii), or (iii), to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto)."
(v)    Section 6.1(e) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
"(e)    any Non-Recourse Guaranties;"
(vi)    Section 6.1(f) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
"(f)    debt which is guaranteed by Borrower, where such debt is incurred or assumed by Borrower’s Subsidiaries, Affiliates or Joint Ventures, and fully secured by (a)(i) commercial real property, including without limitation land, office, multifamily, residential, industrial, retail, hotel or mixed-use property, or (ii) pools of notes fully secured by liens on commercial real property, or (b) one hundred percent (100%) of the equity interests in an entity that owns (i) commercial real property, including without limitation land, office, multifamily, residential, industrial, retail, hotel or mixed-use property, or (ii) pools of notes fully secured by liens on commercial

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real property; provided that the aggregate outstanding principal amount which is guaranteed by Borrower under this clause (f) shall not exceed $100,000,000;"
(vii)    Section 6.2 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
"6.2    Liens. Create, incur, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for (i) Permitted Liens, (ii) Liens given to vendors or lenders to secure Indebtedness permitted pursuant to Section 6.1(f) and the refinancing of such Indebtedness pursuant to Section 6.1(d), with respect to commercial real property or pools of notes secured by commercial real property after the Closing Date and fully secured exclusively by such property, (iii) Liens given to secure obligations under swap contracts permitted under Section 6.1(h), or (iv) Liens securing repayment of obligations of Borrower in an amount less than Ten Million Dollars ($10,000,000) in the aggregate."
(viii)    Section 6.8(b) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
"(b)    Directly or indirectly, amend, modify, alter, increase, or change, materially and adversely, any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 6.1(b), (c), (d), (e), (f), (g), (h) and (i)."
(ix)    Exhibit C to the Loan Agreement is hereby deleted in its entirety and replaced with the Exhibit C attached hereto.
(b)    Subsidiary Guaranties.
(i)    The definitions of "Change of Control", "Guarantor", "Reference Agreement" and "Repayment Guaranty" contained in the "Definitions" section of the Loan Agreement are hereby deleted in their entirety and replaced with the following:
"Change of Control: Shall be deemed to have occurred at such time as there is (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), but excluding (i) Permitted Investors and (ii) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan unless such plan is part of a group, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the

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Securities Exchange Act of 1934), directly or indirectly, of thirty-five percent (35%) or more of the equity securities of Initial Guarantor entitled to vote for members of the board of directors or equivalent governing body of Initial Guarantor on a fully diluted basis or (b) during any period of 12 consecutive months, a majority of the members of the board of directors of Initial Guarantor cease to be composed of individuals (i) who were members of that board on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors)."
"Guarantor: Means, individually or collectively, as the case may warrant, the Initial Guarantor and each Subsidiary Guarantor."
“Reference Agreement: Means, individually or collectively, as the case may warrant, the California Judicial Reference Agreement of even date herewith between Borrower, Initial Guarantor, Agent and Lenders, and any California Judicial Reference Agreement executed by Borrower, Agent, Lenders and one or more Subsidiary Guarantors, as each may be amended or modified.”
"Repayment Guaranty: Means, individually or collectively, as the case may warrant, the Initial Repayment Guaranty and each Subsidiary Repayment Guaranty."
(ii)    The following definitions are hereby added to the "Definitions" section of the Loan Agreement in the appropriate alphabetical order:
"2011 Indenture: Has the meaning set forth in Section 5.16(a)."
"2012 Indenture: Has the meaning set forth in Section 5.16(a)."
"2019 Notes: Has the meaning set forth in Section 5.16(a)."

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"Initial Guarantor: Means Kennedy-Wilson Holdings, Inc., a Delaware corporation."
"Initial Repayment Guaranty: Means that certain Repayment Guaranty dated as of July 22, 2010 executed by the Initial Guarantor, as it has been and may hereafter be amended."
"Second Modification Agreement: Means that certain Second Modification Agreement made as of September 19, 2013, by and among Borrower, Agent and the Lenders party thereto."
"Second Modification Agreement Effective Date: Means the "Effective Date" under and as defined in the Second Modification Agreement."
"Senior Notes: Has the meaning set forth in Section 5.16(a)."
"Senior Notes Indentures: Has the meaning set forth in Section 5.16(a)."
"Subsidiary Repayment Guaranty: Means a repayment guaranty executed by a Subsidiary Guarantor, which repayment guaranty shall be in form and substance substantially identical to the Initial Repayment Guaranty, and which shall incorporate such non-substantive changes as appropriate in light of the identity of the Subsidiary Guarantor(s)."
"Subsidiary Guarantor: Means a Subsidiary of Borrower that has executed a Subsidiary Repayment Guaranty."
(iii)    Section 3.2(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
"(a)    As of the date of each disbursement, no suit or proceeding at law or in equity, and no investigation or proceeding of any governmental body, has been instituted or, to the knowledge of Borrower, has been threatened, which in either case would substantially, negatively affect the condition or business operations of Borrower, Initial Guarantor or the Borrower Parties as a whole."
(iv)    Section 4.10 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
"4.10    Solvency. Borrower, Initial Guarantor and Borrower Parties as a whole are Solvent. No transfer of property is being made by Borrower or Guarantor and no obligation is being incurred by Borrower or Guarantor in connection with the transactions

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contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or Guarantor."
(v)    Section 4.15 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
"4.15    Hazardous Substances. Neither Borrower nor Guarantor (a) has received any notice or other communication or otherwise learned of any environmental liability for which it would have responsibility that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability, financial or otherwise, of Borrower, Initial Guarantor or Borrower Parties as a whole to perform its obligations hereunder and under the other Loan Documents, arising in connection with (i) any non-compliance with or violation of the requirements of any law relating to the environment, or any permit issued under any law relating to the environment, or (ii) the release or threatened release of any Hazardous Material into the environment, and (b) has, to its actual knowledge, any liability in connection with a release or threatened release of any Hazardous Material into the environment that would reasonably be expected to have, individually or in the aggregate, such a material adverse effect."
(vi)    The following new Section 5.16 shall be added to the Loan Agreement immediately after the current Section 5.15:
"5.16    Subsidiary Guarantors.
(1)    Not later than sixty (60) days after the Second Modification Effective Date, Borrower shall cause each Subsidiary of Borrower that, on the Second Modification Effective Date, is a guarantor of either (i) the “Notes” (the "2019 Notes"), as defined in, and issued pursuant to, that certain Indenture dated as of April 5, 2011 among Borrower, as issuer, the guarantors party thereto and Wilmington Trust FSB, a federal savings bank, as trustee (as amended, modified or supplemented from time to time, the "2011 Indenture"), or (ii) the “Notes” (as amended, modified or supplemented from time to time, and together with the 2019 Notes, collectively, the "Senior Notes"), as defined in, and issued pursuant to, that certain Supplemental Indenture No. 1 dated as of November 28, 2012 to Indenture dated as of November 28, 2012, among Borrower, as issuer, Guarantor, as parent, the subsidiary guarantor parties thereto, and Wilmington Trust, National Association, as trustee, and any other supplement that supplements that certain Indenture dated as of November 28, 2012 among Borrower, as issuer, and Wilmington Trust, National Association, as trustee (as amended, modified or supplemented from time to time, the "2012 Indenture," and together with the 2011 Indenture, collectively, the "Senior Notes Indentures"), to execute and deliver to Agent an original Subsidiary Repayment Guaranty. For

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the avoidance of doubt, a Subsidiary Repayment Guaranty may be executed by one or more Subsidiary Guarantors.
(1)    Subsequently, not later than ninety (90) days after any Subsidiary of Borrower that is not a Subsidiary Guarantor becomes a guarantor with respect to any of the Senior Notes and/or the Senior Notes Indentures, Borrower will cause such Subsidiary of Borrower to execute and deliver to Agent an original Subsidiary Repayment Guaranty.
(1)    On or prior to the execution and delivery to Agent of any Subsidiary Repayment Guaranty, the following conditions precedent shall be satisfied:
(1)    Borrower shall have delivered to Agent written notice of the proposed date of the execution and delivery of the applicable Subsidiary Repayment Guaranty at least forty-five (45) days before such delivery.
(2)    Borrower or the applicable Subsidiary Guarantor shall have provided the "Know Your Customer" due diligence items relating to the applicable Subsidiary Guarantor(s), as is requested by Agent in writing at least ten (10) Business Days prior to the applicable deadline.
(3)    Agent shall have received a copy of the applicable Subsidiary Guarantor's Governing Documents (certified by an officer of Borrower as being true, correct, complete, unamended and in full force and effect).
(4)    As of the date each Subsidiary Repayment Guaranty is delivered to Agent, the representations and warranties applicable to the applicable Subsidiary Guarantor or Guarantors in this Agreement and/or in the applicable Subsidiary Repayment Guaranty shall be true and correct in all material respects (except to the extent any such representations or warranties expressly relate solely to an earlier date).
(5)    Agent shall have received certificates from the applicable Subsidiary Guarantor(s) acceptable to the Agent certifying the due authorization of the execution, delivery and performance of the Subsidiary Repayment Guaranty, identifying all authorized officers, and as to such related matters as the Agent may require.
(6)    Agent shall have received a Reference Agreement executed by Borrower, Agent, the Lenders and each applicable Subsidiary Guarantor.
(7)    Agent shall have received a favorable written opinion of legal counsel to the applicable Subsidiary Guarantor(s) satisfactory to the Agent as to (A) the due organization, valid existence and good standing of the applicable Subsidiary Guarantor(s), and the due authorization of the Subsidiary Repayment Guaranty, and

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(B) the other matters covered by the representations and warranties of the applicable Subsidiary Guarantor(s) set forth in the Subsidiary Repayment Guaranty.
(8)    Agent shall have received a new Schedule 4.6 to this Agreement, which shall be modified to include each new Subsidiary Guarantor.
(9)    Agent shall have received such other agreements, documents and exhibits, without limitation, which may be required as a result of any change in law occurring after the Second Modification Agreement Effective Date to assure compliance with all applicable regulations."
(vii)    Section 6.19 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
"6.19    Stock Repurchases. Other than the purchase or repurchase of corporate stock or warrants for corporate stock of Initial Guarantor in an aggregate amount of Ten Million Dollars ($10,000,000) per fiscal year, Borrower shall not purchase or repurchase any corporate stock of Borrower or Borrower’s Subsidiaries unless, at the time of any such repurchase (i) there exists no Event of Default, (ii) Borrower is in strict compliance with all covenants contained herein, (iii) Borrower demonstrates, to the reasonable satisfaction of Agent, that Borrower shall remain in compliance with the covenants contained herein for the twelve (12) months following such repurchase, and (iv) Borrower provides the Agent with such updated financial projections as the Agent shall reasonably require, which projections shall be reasonably satisfactory to the Agent in all material respects."
(viii)    Section 6.24 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
"6.24    Maintenance of Existence. Borrower and Guarantor, shall each not fail to (i) maintain and preserve its respective existence and all rights and franchises material to its respective business, (ii) comply with all applicable laws, including laws relating to the environment and the Employee Retirement Income Security Act of 1974, as amended, and continue to conduct and operate its businesses substantially as conducted and operated on the date hereof; and (iii) conduct business in accordance with its Governing Documents, including without limitation, any leverage restrictions provided therein as in effect on the date hereof."
(ix)    Section 7.1(g) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

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"(g)    Except for the release of the Subsidiary Repayment Guaranty in accordance with the terms of Section 9.21 of this Agreement, the Repayment Guaranty at any time and for any reason ceases to be in full force and effect, or any Guarantor or indemnitor contests or denies the validity or enforceability of the Repayment Guaranty or gives notice to Agent to such effect, or otherwise attempts to revoke or repudiate any of the foregoing as to any existing or future obligations."
(x)    Section 7.1(j) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
"(j)    Any material adverse change shall have occurred in the financial condition or in the assets or liabilities of Borrower, Initial Guarantor or Borrower Parties as a whole from those set forth in the latest financial statements for each furnished to Agent prior to the Second Modification Agreement Effective Date."
(xi)    Section 7.1(l) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
"(l)    Any default shall occur with respect to (i) any other indebtedness of either Borrower or Initial Guarantor to the Agent or any Lender which default shall give the Agent or such Lender the right to accelerate the maturity of such indebtedness or exercise any other remedy, or (ii) any other recourse debt or guaranty obligations of Borrower or Initial Guarantor in an amount equal to $1,000,000 or more (in the aggregate), subject to any applicable cure periods provided in the documents evidencing or securing such debt."
(xii)    Section 7.1(n) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
"(n)    If Borrower, Initial Guarantor or Borrower Parties as a whole, or a substantial portion of the assets of Borrower, Initial Guarantor or Borrower Parties as a whole, comes under the practical, beneficial, or effective control of any person or group of related persons other than those persons currently holding effective control."
(xiii)    Section 7.1(o) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
"(o)    If Initial Guarantor ceases to own 100% of Borrower."
(xiv)    Section 7.1(p) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

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"(p)    If (a) there shall be rendered against Borrower or Initial Guarantor one or more judgments or decrees involving an aggregate liability of $1,000,000 or more, which has or have become nonappealable and shall remain undischarged, unsatisfied by insurance, unstayed or not bonded over for more than thirty (30) days, or (b) a writ of attachment or garnishment against any property of Borrower or Initial Guarantor shall be issued and levied in an action claiming $1,500,000 or more and not released or appealed and bonded in an amount and manner satisfactory to the Agent within thirty (30) days after such issuance and levy, or (c) if a final judgment or order against Borrower or Initial Guarantor is entered which requires the divestiture of a substantial part of the assets of Borrower or Initial Guarantor and a stay of execution is not procured within thirty (30) days after the date of entry of such judgment or order.”
(xv)    The following new Section 9.21 shall be added to the Loan Agreement immediately after the current Section 9.20:
"9.21    Releases of Subsidiary Guarantors. If at any time Subsidiary Guarantor is released as a guarantor under the Senior Notes, then, at the request of Borrower and such Subsidiary Guarantor, and so long as no Event of Default or event that with the giving of notice and/or the passage of time could become an Event of Default then exists, the respective Subsidiary Guarantor shall be released as a Subsidiary Guarantor pursuant to this Agreement and the Subsidiary Repayment Guaranty (and the Agent is authorized and directed to execute and deliver such instruments of release as are reasonably satisfactory to it)."
(xvi)    Schedule 4.4 of the Loan Agreement is hereby deleted in its entirety and replaced with the Schedule 4.4 attached hereto.
(c)    Clean Up Change. The reference to "Section 6.1" in Section 7.1(c) of the Loan Agreement is hereby deleted in its entirety and replaced with "Section 7.1."
(d)    No Other Modifications. Except as expressly set forth in this Agreement, the Loan Documents shall be and remain unmodified and in full force and effect.
6.    General Release. As further inducement to Agent and Lenders to enter into this Agreement, Borrower and Initial Guarantor hereby release Agent and Lenders as follows:
(a)    Borrower and Initial Guarantor and their heirs, successors and assigns (collectively, the "Releasing Parties") do hereby release, acquit and forever discharge Agent and Lenders of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or any relationship, acts, omissions, misfeasance, malfeasance, cause or causes of action, debts, sums of money, accounts, compensation, contracts, controversies,

15

promises, damages, costs, losses and expenses of every type, kind, nature, description, or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length, which in any way, have, prior to the Effective Date, arisen out of, are connected with or related to the Loan Documents, this Agreement or any earlier and/or other agreement or document referred to therein (collectively, the "Released Claims").
(b)    The agreement of the Releasing Parties, as set forth in the preceding subparagraph (a) shall inure to the benefit of the successors, assigns, insurers, administrators, agents, employees, and representatives of Agent and Lenders.
(c)    The Releasing Parties have read the foregoing release, fully understand the legal consequences thereof and have obtained the advice of counsel with respect thereto. The Releasing Parties further warrant and represent that they are authorized to make the foregoing release.
(d)    Each Releasing Party acknowledges that the foregoing release shall extend to Released Claims which the Releasing Party does not know or suspect to exist in Releasing Party's favor at the time of executing this Agreement, regardless of whether such Released Claims, if known by such Releasing Party, would have materially affected such Releasing Party's decision to enter into this Agreement. Each Releasing Party acknowledges that they are familiar with Section 1542 of the Civil Code of the State of California which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Each Releasing Party waives and relinquishes any right or benefit which it has or may have under Section 1542 of the Civil Code of the State of California and any similar provision of the statutory or non-statutory law of any other jurisdiction, to the full extent that it may lawfully waive all such rights and benefits. In connection with such waiver and relinquishment, each Releasing Party acknowledges that it is aware that it or its attorneys or agents may hereafter discover facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this Section 6 or the other parties hereto, but that each Releasing Party intends hereby fully, finally and forever to settle, waive and release all of the Released Claims, known or unknown, suspected or unsuspected, which now exist or may exist hereafter between Releasing Parties and Agent and Lenders in connection with the Loan, except as otherwise expressly provided in this Section 6. This foregoing release shall be and remain in effect notwithstanding the discovery or existence of any such additional or different facts.
(e)    Each Releasing Party warrants and represents that it is the sole and lawful owner of all right, title and interest in and to all of the respective Released Claims released hereby and that it has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person or entity any such claim or any portion thereof.

16

(f)    This release is not to be construed and does not constitute an admission of liability on the part of Agent or Lenders. This release shall constitute an absolute bar to any Released Claim of any kind, whether such claim is based on contract, tort, warranty, mistake or any other theory, whether legal, statutory or equitable. The Releasing Parties specifically agree that any attempt to assert a claim barred hereby shall subject each of them to the provisions of applicable law setting forth the remedies for the bringing of groundless, frivolous or baseless claims or causes of action.
___/s/JE /s/KM___ /s/ JE_/s/ KM_____
Borrower's Initials        Initial Guarantor's Initials

[Remainder of Page Left Intentionally Blank]

Section 6(f)

7.    Conditions Precedent. Before this Agreement becomes effective and any party becomes obligated under it, all of the following conditions shall have been satisfied in a manner acceptable to Agent in the exercise of Agent's sole judgment (except as waived or reserved by Agent in writing):
(a)    Agent shall have received fully executed originals of this Agreement, the Bank of Ireland Facility A Note, the Bank of Ireland Facility B Note, the Assumption Agreement, a Reference Agreement executed by Borrower, Agent and the Lenders, and any other documents which Agent may require or request in accordance with this Agreement or the other Loan Documents.
(b)    Initial Guarantor shall have executed and delivered to Agent the attached Consent of Initial Guarantor.
(c)    Borrower shall have paid to U.S. Bank National Association all fees set forth in that certain Fee Letter of even date herewith between Borrower and U.S. Bank National Association.
(d)    Agent and Lenders shall have received reimbursement, in immediately available funds, of all actual, out-of-pocket costs and expenses incurred by Agent and Lenders in connection with the Loan or this Agreement, including the legal fees, charges and expenses of Agent's counsel (determined on the basis of such counsel's generally applicable rates, which may be higher than the rates such counsel charges Agent in certain matters).
(e)    Agent shall have received all documents evidencing the formation, organization and valid existence of the Borrower and Initial Guarantor (to the extent such documents have been amended or modified since the original Closing Date) and the authorization for the execution, delivery, and performance of the Agreement.
(f)    No change shall have occurred in the financial condition of Borrower or Initial Guarantor, which would have, in Agent's sole judgment, a material adverse effect on Borrower's or Initial Guarantor's ability to repay the Loan or otherwise perform its obligations under the Loan Documents.
(g)    Agent shall have received from outside counsel for Borrower an opinion as to Borrower's power and authority to execute, deliver and perform this Agreement, in form and substance acceptable to Agent.
(h)    Borrower's representations and warranties set forth in Section 8 below are true and correct in all respects.
(i)    The conditions precedent shall have been satisfied prior to September 26, 2013 unless waived or reserved by Agent in writing.
8.    Borrower's Representations and Warranties. Borrower represents and warrants to Agent and Lenders as follows:

12

(a)    Loan Documents. Except as previously disclosed to Agent in writing, all representations and warranties made and given by Borrower in the Loan Documents are true, accurate and correct in all material respects. Borrower is in compliance with all covenants, terms and conditions in effect and as required under the Loan Documents (as modified by this Agreement).
(b)    No Default. No Event of Default has occurred and is continuing, and no event has occurred and is continuing which, with notice or the passage of time or both, would be an Event of Default.
(c)    Borrowing Entity. Borrower is a corporation which is duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to conduct business, and is in good standing, in the State of California. Except as previously disclosed in writing by Borrower to Agent, there have been no changes in the organization, composition, ownership structure or formation documents of Borrower since the Closing Date. Borrower's execution and delivery of this Agreement and the continued performance by Borrower of its obligations under the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Borrower and any other required parties. This Agreement has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors' rights.
9.    Incorporation. This Agreement shall form a part of each Loan Document, and all references to a given Loan Document shall mean that document as modified pursuant to this Agreement. For purposes of this Agreement, the "Effective Date" shall be the date that Agent notifies Borrower that all of the conditions precedent set forth in Section 7 hereof have been satisfied in a manner acceptable to Agent in the exercise of Agent's sole judgment, or waived or reserved by Agent in writing.
10.    No Prejudice; Reservation of Rights. Except as expressly set forth herein, this Agreement shall not prejudice any rights or remedies of Agent or Lenders under the Loan Documents. Agent and Lenders reserve, without limitation, all rights which it has against any endorser of the Notes.
11.    No Impairment. Except as specifically hereby amended, the Loan Documents shall each remain unaffected by this Agreement and all such documents shall remain in full force and effect.
12.    Integration. The Loan Documents, including this Agreement: (a) integrate all the terms and conditions mentioned in or incidental to the Loan Documents; (b) supersede all oral negotiations and prior and other writings with respect to their subject matter; and (c) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in those documents and as the complete and exclusive statement of the terms agreed to by the parties. If there is any conflict between the terms, conditions and provisions of this Agreement and those of any other agreement or instrument in effect as of the Effective Date, including any of the other Loan Documents, the terms, conditions and provisions of this Agreement shall prevail.

13

13.    Miscellaneous. This Agreement and any attached consents or exhibits requiring signatures may be executed in counterparts, and all counterparts shall constitute but one and the same document. If any court of competent jurisdiction determines any provision of this Agreement or any of the other Loan Documents to be invalid, illegal or unenforceable, that portion shall be deemed severed from the rest, which shall remain in full force and effect as though the invalid, illegal or unenforceable portion had never been a part of the Loan Documents. This Agreement shall be governed by the laws of the State of California, without regard to the choice of law rules of that State. As used here, the word "include(s)" means "includes(s), without limitation," and the word "including" means "including, but not limited to."
[Signatures on following page]

14

14.    No Reliance on Other Representations or Promises. This Agreement constitutes the entire agreement between the parties with respect to the terms hereof. This Agreement supersedes all previous negotiations, discussions and agreements between or among any of the parties, including, without limitation, any and all term sheets, and no parol evidence of any prior or other agreement shall be permitted to contradict or vary the terms of this Agreement. By executing this Agreement, Borrower expressly acknowledges to Agent and Lenders that it did not rely on any promise, representation, assurance, agreement, statement or advice, oral or written, not expressly set forth in this Agreement in reaching its decision to enter into this Agreement and that no promises, representations, assurances, agreements, statements or advice, oral or written, have been made to Borrower which conflict with the written terms of this Agreement. Borrower acknowledges to Agent and Lenders that it (i) has read and understands the terms and conditions contained in this Agreement, and (ii) has relied only on its review and interpretation of (and advice of its counsel in respect of) this Agreement (and it has not relied on any promises, representations, assurances, agreements, statements or advice from Agent, any Lender, or any of Agent's or any Lender's officers, employees, agents, attorneys or other representatives). This Agreement may be amended only in a writing signed by the parties hereto.
Borrower's Initials: /s/ JE /s/ KM______________

Borrower:
KENNEDY-WILSON, INC.,
a Delaware corporation

By: /s/Justin Enbody______________________
Name: Justin Enbody_______________________
Title: Chief Financial Officer_________________

By: /s/ Kent Mouton________________________
Name: Kent Mouton__________________________
 Title: Executive Vice President_________________

S-1

Agent: U.S. BANK NATIONAL ASSOCIATION, as Agent By: /s/ Laura L. Lynton____________ Name: Laura L. Lynton______________ Title: Senior Vice President____________

Lender: U.S. BANK NATIONAL ASSOCIATION, as a Lender By: /s/ Laura L. Lynton____________ Name: Laura L. Lynton______________ Title: Senior Vice President____________

S-2

Lender: EAST-WEST BANK, as a Lender By: /s/ Kathleen Kwan Name: Kathleen Kwan Title: SVP

S-3

Lender:
THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND,
as a Lender

By: /s/ Wendy Hobson_____________
Name: Wendy Hobson_______________
Title: Authorised Signatory___________
By: /s/ Padraig Rushe
Name:  Padraig Rushe
Title: Authorised Signatory

S-4

CONSENT OF INITIAL GUARANTOR

The undersigned, having read and understood the foregoing Second Modification Agreement ("Agreement"), hereby (i) consents to all of the terms, conditions and provisions of the Agreement and the transactions contemplated by the Agreement, including, but not limited to, Sections 2 through 6, inclusive, thereof, (ii) agrees that the Agreement does not terminate any of the obligations of the undersigned to Agent and Lenders under the Initial Repayment Guaranty, (iii) reaffirms its obligations under the Initial Repayment Guaranty in light of the Agreement (including, but not limited to, Sections 2 through 6, inclusive, thereof), (iv) acknowledges and agrees that the total principal amount available to be borrowed by Borrower under the Loan Agreement and the Notes has been increased to $140,000,000.00, and acknowledges and agrees that (A) all references to "$100,000,000.00" in the Initial Repayment Guaranty are hereby changed to mean "$140,000,000.00", (B) all references to "$75,000,000.00" in the Initial Repayment Guaranty are hereby changed to mean "$105,000,000.00", and (C) all references to "$25,000,000" in the Initial Repayment Guaranty are hereby changed to mean "$35,000,000.00", (v) acknowledges and agrees that Bank of Ireland has been added as a Lender under the Loan Documents, and (vi) agrees that, by its execution of this Consent of Initial Guarantor, the undersigned Initial Guarantor shall be deemed to have joined in the provisions of Section 6 of the Modification Agreement as a Releasing Party, and hereby affirmatively joins in and makes each of the waivers and releases set forth in said Section 6 in favor of Agent and the Lenders, which Section 6 is incorporated into this Consent of Initial Guarantor in its entirety by this reference. The undersigned, having reread the Initial Repayment Guaranty and with advice of its own counsel, hereby reaffirm and restate all waivers, authorizations, agreements and understandings set forth in the Initial Repayment Guaranty, as though set forth in full herein. Capitalized terms used in this consent but not otherwise defined shall have the meanings ascribed to such terms in the Agreement.
Dated as of September 19, 2013.

[Remainder of Page Left Intentionally Blank]

CONSENT

"Initial Guarantor"

KENNEDY-WILSON HOLDINGS, INC.,

a Delaware corporation

By: /s/Justin Enbody______________________
Name: Justin Enbody_______________________
Title: Chief Financial Officer_________________

By: /s/ Kent Mouton________________________
Name: Kent Mouton__________________________

Title: Executive Vice President_________________

C-1

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
This Compliance Certificate (this "Certificate") is delivered with reference to that certain Revolving Loan Agreement dated as of July 22, 2010 (as amended, extended, renewed, supplemented or otherwise modified from time to time, the "Loan Agreement"), by and between KENNEDY-WILSON, INC., a Delaware corporation ("Borrower"), U.S. BANK NATIONAL ASSOCIATION, a national banking association, as agent, lead arranger and book manager ("Agent"), U.S. BANK NATIONAL ASSOCIATION, a national banking association, THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, and EAST-WEST BANK, a California banking corporation, as Lenders, and any other bank that becomes a party hereto in the future (collectively, the "Lenders"). Capitalized terms used but not defined in this Certificate shall have the same meanings that are given to such terms in the Loan Agreement. Section references in this Certificate relate to the Loan Agreement unless stated otherwise.
This Certificate is delivered in accordance with Section 5.3 of the Loan Agreement, and has been executed by an authorized officer of Borrower. This Certificate is delivered with respect to the calendar quarter ended _____________, 20__ (the "Test Calendar Quarter").
In accordance with Section 5.2 of the Loan Agreement, as of the end of the Test Calendar Quarter:
(1)    The Minimum Rent Adjusted Fixed Charge Coverage Ratio was ________;
(1)    The Borrower Parties had cash, cash equivalents and publicly traded marketable securities in an aggregate amount of at least $__________;
(1)    The Maximum Balance Sheet Leverage was ________________; and
(1)    The Effective Tangible Net Worth was $__________________.
A review of the activities of Borrower during the Test Calendar Quarter has been made under the supervision of the undersigned. To the best knowledge of the undersigned, during the Test Calendar Quarter, (i) Borrower has observed, performed and/or satisfied all of the covenants, agreements and conditions and any other obligations to be observed, performed or satisfied by it under the Loan Documents, and (ii) no Event of Default or potential Event of Default has occurred and is continuing, with the exceptions set forth below in response to which Borrower has taken or proposes to take the following actions (if none, so state).
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________

EXHIBIT C

The undersigned certifies that the calculations made and the information contained herein are complete and correct and fairly present the financial position and results of operations of the Borrower Parties in accordance with GAAP, applied on a basis consistent with prior periods, and correctly reflect the books and records of the Borrower Parties.
To the best knowledge of the undersigned no event or circumstance has occurred that constitutes a material adverse change since the date the most recent Compliance Certificate was executed and delivered, with the exceptions set forth below (if none, so state).
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
Dated: ________________, 20___.

KENNEDY-WILSON, INC.,
a Delaware corporation

By: ___________________________________
Name: ___________________________________
Title: ___________________________________

By: ___________________________________
Name: ___________________________________
Title: ___________________________________

EXHIBIT C

EXHIBIT E
COMMITMENTS AND COMMITMENT PERCENTAGES
OF LENDERS

Bank	Facility A Commitment	Facility A Commitment Percentage
U.S. Bank National Association:	$56,250,000	53.57142857%
	Facility B Commitment	Facility B Commitment Percentage
	$18,750,000	53.57142857%

East-West Bank:	Facility A Commitment	Facility A Commitment Percentage
	$30,000,000	28.57142857%

	Facility B Commitment	Facility B Commitment Percentage
	$10,000,000	28.57142857%

Bank of Ireland:	Facility A Commitment	Facility A Commitment Percentage
	$18,750,000	17.85714286%

	Facility B Commitment	Facility B Commitment Percentage
	$6,250,000	17.85714286%

EXHIBIT E

Schedule 4.4
Schedule of Indebtedness

1.	2007 Junior Subordinated Debenture in the amount of $40 Million between Kennedy-Wilson Inc. and The Bank of New York Trust Company, National Association, as trustee for Merrill Lynch International.

2.	8.750% Senior Notes Indenture in the amount of $350 Million, due 2019 between Kennedy-Wilson Inc. and Wilmington Trust FSB, as trustee, as supplemented and amended from time to time.

3.	7.750% Senior Notes Indenture in the amount of $55 Million, due 2042 between Kennedy-Wilson Inc. and Wilmington Trust, Nation Association, as trustee, as supplemented and amended from time to time.

SCHEDULE 4.4